UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 16, 2010

CAMPUS CREST COMMUNITIES, INC.

(Exact name of Registrant as specified in charter)

Maryland	001-34872	27-2481988
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
incorporation)

2100 Rexford Road, Suite 414, Charlotte, NC	28211
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (704) 496-2500

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act(17CFR230.425)
☐ Soliciting material pursuant to Rule14a-12 under the Exchange Act (17CFR240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
     On November 16, 2010, Campus Crest at Valdosta, LLC, a Delaware limited liability company and subsidiary of Campus Crest Communities, Inc., a Maryland corporation (the “Company”), entered into a Construction Loan Agreement (the “Valdosta Loan Agreement”) with Community & Southern Bank, pursuant to which Community & Southern Bank agreed to extend to Campus Crest at Valdosta, LLC a loan in the principal amount of approximately $13.7 million. The construction loan will be used to finance the development of a student housing property in Valdosta, Georgia. The construction loan matures on October 31, 2013, the interest rate on the construction loan is LIBOR plus 325 basis points with an interest rate floor of 5.0% and the construction loan agreement contains representations, warranties, covenants and other terms that are customary for construction financing.
     On November 16, 2010, Campus Crest at Denton, LP, a Delaware limited partnership and subsidiary of the Company, entered into a Construction Loan Agreement (the “Denton Loan Agreement”) with Amegy Mortgage Company, L.L.C. (d/b/a Q-10 Amegy Mortgage Capital), pursuant to which Q-10 Amegy Mortgage Capital agreed to extend to Campus Crest at Denton, L.P. a loan in the principal amount of approximately $17.2 million. The construction loan will be used to develop a student housing property in Denton, Texas. The construction loan matures on December 1, 2013, the interest rate on the construction loan is 5.75% and the construction loan agreement contains representations, warranties, covenants and other terms that are customary for construction financing.
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant
     On November 16, 2010, Campus Crest at Valdosta, LLC, a Delaware limited liability company and a subsidiary of the Company, entered into the Valdosta Loan Agreement, providing for a construction loan in the principal amount of $13.7 million. This construction loan matures October 31, 2013.
     On November 16, 2010, Campus Crest at Denton, LP, a Delaware limited partnership and subsidiary of the Company, entered into the Denton Loan Agreement, providing for a construction loan in the principal amount of $17.2 million. This construction loan matures December 1, 2013.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CAMPUS CREST COMMUNITIES, INC.

Date: November 22, 2010
/s/ Ted W. Rollins

Ted W. Rollins Co-Chairman and Chief Executive Officer